Exhibit 99.1

BioSig Invited to Join Alliance for Artificial Intelligence in Healthcare (AAIH)

•         Global leaders, including Amazon, Bayer and GE Healthcare, joined the AAIH to date to collaborate on developing novel solutions to improve the quality of care and reduce failure rates

•         The Company recently launched a new AI program with the Mayo Foundation for Medical Education

Westport, CT, April 09, 2021 -- BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or the “Company”), a medical technology company commercializing an innovative signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals, today announced that it had been invited by, and accepted, an invitation to join the Alliance for Artificial Intelligence in Healthcare (AAIH), following BioSig’s major patent awards for its AI-based platform that the Company recently won from the U.S. Patent Office.

AAIH is the global advocacy organization for the advancement and use of artificial intelligence in healthcare to improve patients’ lives and create more efficient, sustainable, and accessible healthcare systems. The AAIH and its member companies and organizations are dedicated to developing novel interventions and product solutions to reduce failure rates and costs while improving quality across the entire healthcare spectrum from biomedical discovery, clinical research, medical diagnostics and devices, and precision medicine. The initiative, which spans out of the Alliance for Regenerative Medicine, was formally launched in 2019 with 22 founders, including Amazon WS (NASDAQ: AMZN), Bayer (XETR: BAYN), GE Healthcare (NYSE: GE), GlaxoSmithKline (NYSE: GSK), and the University of Pittsburg.

“Artificial intelligence excels at analyzing and uncovering patterns in vast volumes of clinical data – a fundamental building block in improving patient care. BioSig is a company that is committed to providing superior technological solutions based on precise signal information. We believe that a joint effort between various healthcare community representatives is a much-needed step towards solving common challenges and accelerating the adoption of AI-powered solutions. We are excited to join the Alliance and collaborate with its members on our shared goals for improving the standards of patient care,’ commented Kenneth L. Londoner, Chairman and CEO of BioSig Technologies, Inc.

BioSig recently launched a strategic collaboration with the Mayo Foundation for Medical Education and Research to develop a next-generation AI- and machine learning-powered software for the PURE EP™ System. The Company’s platform technology provides signal information during the cardiac ablations for the treatments of arrhythmias or irregular heartbeats, a condition that affects over 33 million people worldwide1. Under the terms of the newly launched AI initiative, the Company aims to develop novel technological solutions to improve existing therapies by combining the PURE EP™’s electrophysiological signals and other data sources.

The Company has also announced major strategic collaborations with other subject-matter experts to further the AI and machine learning applications of the PURE EP™ System in their collaboration for AI technical advisory services with Harvard- and MIT-trained computer scientist and physicist Dr. Wissner-Gross, of Reified. In 2020, the Company co-authored an abstract with Reified, titled ‘Computational Reconstruction of Electrocardiogram Lead Placement,’ that presented a new method for analyzing electrocardiograms that may ultimately help to improve the automated classification of patient conditions.

“This is an exciting time for artificial intelligence and machine learning applications in healthcare, and we look forward to contributing to next-generation technological solutions in the space,” responded Dr. Wissner-Gross.

The global market for AI in healthcare is expected to grow from $4.9 billion in 2020 to $45.2 billion by 2026 at an estimated compound annual growth rate (CAGR) of 44.9%. According to Accenture, key clinical health AI applications, when combined, can potentially create $150 billion in annual savings for the United States healthcare economy by 2026.

1 Top 10 Things You should Know About Heart Rhythm; Scripps Health

About AAIH

The AAIH is a coalition of technology developers, pharmaceutical companies, and research organizations who have expressed the common goal of realizing the potential for AI and machine learning in healthcare to significantly improve quality of care, but who also recognize the need to address substantial industry challenges. By convening stakeholders to present a unified voice, we are working to establish responsible, ethical, and reasonable standards for the development and implementation of AI in healthcare. As an organization, the AAIH brings together industry, academia, research institutions, government NGOs, key opinion leaders, and other international stakeholders to develop appropriate regulatory principles. By engaging with a wide array of participants across the healthcare spectrum, the AAIH works to actualize the promise of artificial intelligence in medicine thereby improving patients’ lives and creating more efficient, sustainable, and accessible healthcare systems. Learn more on www.theaaih.org.

About BioSig Technologies

BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company’s first product, PURE EP™ System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Andrew Ballou
BioSig Technologies, Inc.
Vice President, Investor Relations
54 Wilton Road, 2nd floor
Westport, CT 06880
aballou@biosigtech.com
203-409-5444, x119